EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Utah Medical Products Inc. of our report dated March 20, 2023 relating to the financial statements, which appears in Utah Medical Products Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Nortons Assurance Limited

Nortons Assurance Limited

Reading,

United Kingdom

July 12, 2023